                                                              FILE NO. 333-13649
                                                                  RULE 424(B)(3)

                             PROSPECTUS SUPPLEMENT
                     (TO PROSPECTUS DATED JANUARY 6, 1997)
                (TO PROSPECTUS SUPPLEMENT DATED JANUARY 6, 1997)
                                     PROSPECTUS NUMBER: 1447


                           MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                                FIXED RATE NOTES



PRINCIPAL AMOUNT:         $25,000,000.00


TRADE DATE:               January 21, 1997


ORIGINAL ISSUE DATE:      January 29, 1997


MATURITY DATE:            February 15, 2012


INTEREST RATE:            7.35%


INTEREST PAYMENT DATES:   15th day of each month, commencing February 15, 1997 through the Maturity Date, subject to the following business day convention.


OPTIONAL REPAYMENT DATES: See "Other Provisions" below


INITIAL REDEMPTION DATE:  February 15, 2001


OTHER PROVISIONS:         Notwithstanding anything to the contrary contained herein, interest on the Notes shall be payable monthly on the 15th day of each month and at Maturity (the
                          "Interest Payment Dates"), commencing on February 15, 1997. This Note is subject to redemption at the option of the Company, in whole, on the Interest Payment Date occurring in August or February commencing on or after the Interest Payment Date in
                          February 2001, (the "Redemption Date") at the Redemption Price together with interest thereon payable to the Redemption Date, on notice given, not more than 60 nor less than 30 days prior to the Redemption Date. The Redemption Price with respect to this Note shall be 100% of the principal amount of the Notes.






     Notwithstanding the provisions contained in the Prospectus Supplement dated March 29, 1994 attached hereto, interest rates offered by the Company with respect to the Notes may differ, among other reasons, depending upon the aggregate principal amount of Notes purchased in any single transaction. Merrill Lynch & Co., Inc. (the "Company") expects generally to distinguish, with respect to these offered rates, between purchases which are for less than, and purchases which are equal to or greater than, $1,000,000. These different rates may be offered concurrently at any time. The Company may also concurrently offer Notes having different variable terms (as are described herein or in any Prospectus Supplement) to different investors, and these different offers may depend upon whether an offered purchase is for an aggregate principal amount of Notes equal to or greater than, or for an amount less than $1,000,000.







            The date of this Prospectus Supplement: January 21, 1997